Exhibit 3.1
TERRA INDUSTRIES INC.
CERTIFICATE OF SECRETARY
     The undersigned, JOHN W. HUEY, the duly elected and qualified Secretary of Terra Industries Inc., a Maryland corporation (the “Corporation”), does hereby certify and affirm that attached hereto as Exhibit A is a true, correct and complete copy of the Amendment No. 1 to the Amended and Restated Bylaws of the Corporation which became effective as of April 13, 2009 and is in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Secretary as of this 13th day of April, 2009.

/s/ John W. Huey
John W. Huey
Secretary

Exhibit A
AMENDMENT NO. 1
TO THE AMENDED AND RESTATED BYLAWS
OF
TERRA INDUSTRIES INC.
     The following sets forth Amendment No. 1 to the Amended and Restated Bylaws (the “Bylaws”) of Terra Industries Inc., a Maryland corporation (the “Corporation”), which amendment shall be effective as of April 13, 2009.
     1. Section 2.01 of Article II of the Bylaws is amended to read in its entirety as follows:
          “Annual Meetings. The Corporation shall hold each year an annual meeting of the stockholders for the election of directors and the transaction of such other business as may properly come before the meeting. Annual meetings of stockholders shall be held on such day of each calendar year as shall be designated by the Board of Directors and at the time stated in the notice of meeting. Any business of the Corporation may be considered at an annual meeting without the purpose of such business being specified in the notice, except as otherwise provided by law, by the charter of the Corporation (the “Charter”), or by these Bylaws.”
     2. Except as set forth herein, the Bylaws shall remain in full force and effect.